EXHIBIT 12.1

               NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Millions of Dollars)




                                   Year ended December 31
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                           2000      1999      1998      1997      1996
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EARNINGS
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Income from
continuing operations
before income taxes as
reported                $   250   $   351   $   845     $ 998   $ 1,166
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Add:
  Total interest
  expenses (as
  detailed below)           721       708       688       530       182
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  Amortization of
  capitalized
  interest                    5         4         3         3         3
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  Income (loss) of
  partially owned
  entities (1)               60        47       165       113         1
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  Subsidiaries'
  preferred dividend
  requirement                 2         2         2         2         2
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  Income before
   income
   taxes, as
   adjusted             $ 1,038  $  1,112    $1,703  $  1,646    $1,354
                        =======  ========    ======  ========    ======
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FIXED CHARGES
Interest expense on     $   551   $   531   $   516  $    385   $   116
debt
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Other interest expense       42        35        27        32        36
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Calculated interest
   portion of rent
   expense                   40        35        31        30        30
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NS' share of Conrail
   interest                  88       107       114        83        --
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Total interest
   expenses                 721       708       688       530       182
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Capitalized  interest        18        15        21        17        12
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Subsidiaries' preferred
  dividend requirement
  on a pretax basis           4         4         4         4         4
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Total fixed
  charges                $  743    $  727    $  713  $    551   $   198
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RATIO OF
EARNINGS TO                1.40      1.53      2.39      2.99      6.84
FIXED CHARGES
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(1)   Includes: (a) the distributed income of 20%-49% owned entities, net of equity recorded in undistributed income and the minority income of consolidated entities which have fixed charges; and (b) NS' share of Conrail's income before income taxes, net of equity in earnings of Conrail included in NS' income from continuing operations before taxes as reported.

      The computations do not include $0.3 million of interest expense related to $7.8 million of debt guaranteed for a less than 50% owned entity.